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US$250,000,000                                        FILED PURSUANT TO RULE 433

FLOATING RATE SUBORDINATED NOTES DUE 2036                    FILE NO. 333-132177

                                [CITIGROUP LOGO]
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TERMS AND CONDITIONS:
  ISSUER:                                 CITIGROUP INC.

  Status of Notes:                        Subordinated

  Ratings:                                Aa2/A+/AA  (Moody's / S&P / Fitch)

  Trade Date:                             August 18, 2006

  Settlement Date:                        August 25, 2006 (T+5 days)

  Maturity:                               August 25, 2036

  Par Amount:                             $250,000,000

  Coupon:                                 Three-month USD LIBOR (Telerate) plus 0.55% per annum.

Public Offering Price:                  99.3027%

  Gross Fee:                              0.850%
    Management Fee:                         0.175%
    Underwriting Fee                        0.175%
    Sales Concession:                       0.500%
    Re-allowance:                           0.250%

  Purchase Price:                         98.4527%

  Net Proceeds to Citigroup:              $246,131,750

  Interest Payment Dates:                 The 25th of each February, May, August and November of each year.
                                          Following business day convention.

  First Coupon:                           November 27, 2007.

  Interest Rate Determination Dates:      Two London business days prior to each Interest Payment Date

  Day Count:                              Actual/360.

  Defeasance:                             Applicable.  Provisions of Sections 11.03 and 11.04 of the Indenture apply.

  Redemption at Issuer Option:            Only for tax purposes.

  Redemption for Tax Purposes:            Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons.  Redemption as a whole, not in part.

  Sinking Fund:                           Not applicable.

  Listing:                                Application will be made to list the notes on the regulated market of the
                                          Luxembourg Stock Exchange.

  Minimum Denomination / Multiples:       $100,000/ multiples of $1,000 in excess thereof

                                                                                           PRINCIPAL AMOUNT PURCHASED
                                                                                           --------------------------
  Sole Book Manager:                      Citigroup Global Markets Inc.                          $208,750,000 (83.5%)


  Senior Co-Lead Managers:                Barclays Capital Inc.                                    $6,250,000  (2.5%)
                                          Goldman, Sachs & Co.                                     $6,250,000  (2.5%)
                                          Lehman Brothers Inc.                                     $6,250,000  (2.5%)
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US$250,000,000                                        FILED PURSUANT TO RULE 433

FLOATING RATE SUBORDINATED NOTES DUE 2036                    FILE NO. 333-132177

                                [CITIGROUP LOGO]
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
  Junior Co-Lead Managers:                BNP Paribas Securities Corp.                              $3,750,000 (1.5%)
                                          Credit Suisse Securities (USA) LLC                        $3,750,000 (1.5%)
                                          Danske Bank A/S                                           $3,750,000 (1.5%)
                                          Fortis Bank  NV-SA                                        $3,750,000 (1.5%)
                                          Loop Capital Markets, LLC                                 $3,750,000 (1.5%)
                                          SBK-Brooks Investment Corp.                               $3,750,000 (1.5%)

  CUSIP:                                  172967 DS 7

  ISIN:                                   US172967DS78
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Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.